Exhibit 99.1
5551 Corporate Boulevard
Baton Rouge, LA 70808
Lamar Advertising Company Announces
Third Quarter 2007 Operating Results
Baton Rouge, LA – Thursday, November 8, 2007 — Lamar Advertising Company (Nasdaq: LAMR), a leading owner and operator of outdoor advertising and logo sign displays, announces the Company’s operating results for the third quarter ended September 30, 2007.
Third Quarter Results
Lamar reported net revenues of $314.3 million for the third quarter of 2007 versus $292.0 million for the third quarter of 2006, a 7.6% increase. Operating income for the third quarter of 2007 was $70.4 million as compared to $59.4 million for the same period in 2006. There were net earnings of $14.5 million for the third quarter of 2007 compared to net earnings of $16.8 million for the third quarter of 2006.
Adjusted EBITDA, which we refer to herein as EBITDA (defined as operating income before non-cash compensation, depreciation and amortization and (gain) loss on disposition of assets — see reconciliation to net income at the end of this release), for the third quarter of 2007 was $150.3 million versus $134.2 million for the third quarter of 2006, a 12.0% increase.
Free cash flow (defined as EBITDA less interest, net of interest income and amortization of financing costs, current taxes, preferred stock dividends and total capital expenditures — see reconciliation to cash flows provided by operating activities at the end of this release) for the third quarter of 2007 was $33.4 million as compared to $32.9 million for the same period in 2006, a 1.5 % increase.
Pro forma net revenue for the third quarter of 2007 increased 7.0% and pro forma EBITDA increased 11.4% as compared to the third quarter of 2006. Pro forma net revenue and EBITDA include adjustments to the 2006 period for acquisitions and divestitures for the same time frame as actually owned in the 2007 period. Tables that reconcile reported results to pro forma results and operating income to outdoor operating income are included at the end of this release.
Nine Months Results
Lamar reported net revenues of $904.7 million for the nine months ended September 30, 2007 versus $832.9 million for the same period in 2006, an 8.6% increase. Operating income for the nine months ended September 30, 2007 was $176.5 million as compared to $145.9 million for the same period in 2006. EBITDA increased 12.1% to $416.6 million for the nine months ended September 30, 2007 versus $371.5 million for the same period in 2006. There was net income of $41.7 million for the nine months ended September 30, 2007 as compared to net income of $36.8 million for the same period in 2006.
Free Cash Flow for the nine months ended September 30, 2007 was $110.7 million as compared to $97.8 million for the same period in 2006, a 13.2% increase.

Stock Repurchase Program
During the quarter ended September 30, 2007, the Company repurchased 2,810,483 shares of its Class A common stock for an aggregate purchase price of approximately $143 million. As of September 30, 2007, the Company had approximately $264 million of authorized repurchase capacity remaining under its repurchase program. Share repurchases under the program may be made on the open market or in privately negotiated transactions. The timing and amount of any shares repurchased is determined by Lamar’s management based on its evaluation of market conditions and other factors. The repurchase program may be suspended or discontinued at any time. Any repurchased shares will be available for future use for general corporate and other purposes.
Senior Subordinated Note Offering
On October 11, 2007, Lamar Media Corp. completed an institutional private placement of $275 million aggregate principal amount of 6 5/8% Senior Subordinated Notes due 2015—Series C (the “Notes”). A portion of the net proceeds of approximately $256.7 million from the offering of the Notes was used to repay a portion of the amounts outstanding under Lamar Media’s revolving bank credit facility. The Notes mature on August 15, 2015 and bear interest at a rate of 6 5/8% per annum, which is payable semi-annually on February 15 and August 15 of each year, beginning February 15, 2008.
Guidance
For the fourth quarter of 2007 the Company expects net revenue to be between $301 million and $304 million. On a pro forma basis this represents an increase of between 5% and 6% over the same period in 2006.
Forward Looking Statements
This press release contains forward-looking statements, including the statements regarding guidance for the fourth quarter of 2007 and the Company’s ongoing stock repurchase plan. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these forward-looking statements. These risks and uncertainties include, among others, (1) our significant indebtedness; (2) the continued popularity of outdoor advertising as an advertising medium; (3) the regulation of the outdoor advertising industry; (4) our need for and ability to obtain additional funding for acquisitions or operations; (5) the integration of companies that we acquire and our ability to recognize cost savings or operating efficiencies as a result of these acquisitions; (6) the strength of the economy generally and the demand for advertising in particular; (7) the market for our Class A common stock and our management’s allocation of working capital to fund our stock repurchase program as opposed to other uses and (8) other factors described in the reports on Forms 10-K and 10-Q and the registration statements that we file from time to time with the SEC. We caution investors not to place undue reliance on the forward-looking statements contained in this document. These statements speak only as of the date of this document, and we undertake no obligation to update or revise the statements, except as may be required by law.
Use of Non-GAAP Measures
EBITDA, free cash flow, pro forma results and outdoor operating income are not measures of performance under accounting principles generally accepted in the United States of America (“GAAP”) and should not be considered alternatives to operating income, net loss, cash flows from operating activities, or other GAAP figures as indicators of the Company’s financial performance or liquidity. The Company’s management believes that EBITDA, free cash flow, pro forma results and outdoor operating income are useful in evaluating the Company’s performance and provide investors and financial analysts a better understanding of the Company’s core operating results. The pro forma acquisition adjustments are intended to provide information that may be useful for investors when assessing period to period results. Our presentations of these measures may not be comparable to similarly titled measures used by other companies. Reconciliations of these measures to GAAP are included at the end of this release.

Conference Call Information
A conference call will be held to discuss the Company’s operating results Thursday, November 8, 2007 at 10:00 a.m. central time. Instructions for the conference call and Webcast are provided below:
Conference Call

All Callers:	1-334-323-9871 or 1-334-323-9872
Passcode:	Lamar

Replay:	1-877-919-4059
Passcode:	44894035
Available through Monday, November 12, 2007 at 11:59 p.m. eastern time

Live Webcast:	www.lamar.com

Webcast Replay:	www.lamar.com Available through Monday, November 12, 2007 at 11:59 p.m. eastern time
General Information on Lamar
Lamar Advertising Company is a leading outdoor advertising company currently operating over 150 outdoor advertising companies in 44 states and Puerto Rico, logo businesses in 19 states and the province of Ontario, Canada and over 70 transit advertising franchises in the United States, Canada and Puerto Rico.

Company Contact:	Keith A. Istre Chief Financial Officer (225) 926-1000 KI@lamar.com

LAMAR ADVERTISING COMPANY AND
SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006
Net revenues	$314,253	$292,038	$904,663	$832,948

Operating expenses (income)
Direct advertising expenses	102,121	98,550	305,673	290,174
General and administrative expenses	50,004	48,394	147,386	140,512
Corporate expenses	11,854	10,881	34,992	30,778
Non-cash compensation	6,162	6,302	21,754	12,212
Depreciation and amortization	74,352	76,030	220,820	223,297
Gain on disposition of assets	(675)	(7,504)	(2,506)	(9,894)

	243,818	232,653	728,119	687,079

Operating income	70,435	59,385	176,544	145,869

Other expense (income)
Gain on disposition of investment	—	—	(15,448)	—
Interest income	(302)	(374)	(1,046)	(979)
Interest expense	42,537	29,763	117,674	81,732

	42,235	29,389	101,180	80,753

Income before income tax expense	28,200	29,996	75,364	65,116
Income tax expense	13,675	13,157	33,620	28,365

Net income	14,525	16,839	41,744	36,751
Preferred stock dividends	91	91	273	273

Net income applicable to common stock	$14,434	$16,748	$41,471	$36,478

Earnings per share:
Basic earnings per share	$0.15	$0.16	$0.42	$0.35

Diluted earnings per share	$0.15	$0.16	$0.42	$0.35

Cash dividends declared per share of common stock	$—	$—	$3.25	$—

Weighted average common shares outstanding:
- basic	96,194,236	101,994,265	97,676,898	103,416,169
- diluted	97,088,195	102,908,772	98,478,178	104,390,668

OTHER DATA
Free Cash Flow Computation:
EBITDA	$150,274	$134,213	$416,612	$371,484
Interest, net	(41,102)	(27,939)	(113,288)	(76,875)
Current tax expense	(12,206)	(13,488)	(18,916)	(22,953)
Preferred stock dividends	(91)	(91)	(273)	(273)
Total capital expenditures (1)	(63,440)	(59,837)	(173,445)	(173,590)

Free cash flow	$33,435	$32,858	$110,690	$97,793

(1)	See the capital expenditures detail included in this release for a breakdown by category.

	September 30,	December 31,
	2007	2006
Selected Balance Sheet Data:
Cash and cash equivalents	$10,758	$11,796
Working capital	99,038	119,791
Total assets	4,005,037	3,924,228
Total debt (including current maturities)	2,639,526	1,990,468
Total stockholders’ equity	956,322	1,538,533

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Other Data:
Cash flows provided by operating activities	$102,103	$107,025	$245,604	$263,905
Cash flows used in investing activities	83,754	103,092	249,311	323,660
Cash flows (used in) provided by financing activities	(20,159)	(2,440)	2,849	47,275

Reconciliation of Free Cash Flow to Cash Flows Provided by Operating Activities:
Cash flows provided by operating activities	$102,103	$107,025	$245,604	$263,905
Changes in operating assets and liabilities	(3,448)	(12,920)	35,009	11,558
Total capital expenditures	(63,440)	(59,837)	(173,445)	(173,590)
Preferred stock dividends	(91)	(91)	(273)	(273)
Other	(1,689)	(1,319)	3,795	(3,807)

Free cash flow	$33,435	$32,858	$110,690	$97,793

Reconciliation of EBITDA to Net income:
EBITDA	$150,274	$134,213	$416,612	$371,484
Less:
Non-cash compensation	6,162	6,302	21,754	12,212
Depreciation and amortization	74,352	76,030	220,820	223,297
Gain on disposition of assets	(675)	(7,504)	(2,506)	(9,894)

Operating Income	70,435	59,385	176,544	145,869

Less:
Gain on disposition of investment	—	—	(15,448)	—
Interest income	(302)	(374)	(1,046)	(979)
Interest expense	42,537	29,763	117,674	81,732
Income tax expense	13,675	13,157	33,620	28,365

Net income	$14,525	$16,839	$41,744	$36,751

	Three months ended
	September 30,
	2007	2006	% Change
Reconciliation of Reported Basis to Pro Forma (a) Basis:
Reported net revenue	$314,253	$292,038	7.6%
Acquisitions and divestitures	—	1,763

Pro forma net revenue	$314,253	$293,801	7.0%

Reported direct advertising and G&A expenses	$152,125	$146,944	3.5%
Acquisitions and divestitures	—	856

Pro forma direct advertising and G&A expenses	$152,125	$147,800	2.9%

Reported outdoor operating income	$162,128	$145,094	11.7%
Acquisitions and divestitures	—	907

Pro forma outdoor operating income	$162,128	$146,001	11.0%

Reported Corporate expenses	$11,854	$10,881	8.9%
Acquisitions and divestitures	—	224

Pro forma Corporate expenses	$11,854	$11,105	6.7%

Reported EBITDA	$150,274	$134,213	12.0%
Acquisitions and divestitures	—	683

Pro forma EBITDA	$150,274	$134,896	11.4%

(a)	Pro forma net revenues, direct advertising and general and administrative expenses, outdoor operating income, corporate expenses, and EBITDA include adjustments to 2006 for acquisitions and divestitures for the same time frame as actually owned in 2007.

	Three months ended
	September 30,
	2007	2006
Reconciliation of Outdoor Operating Income to Operating Income:

Outdoor Operating income	$162,128	$145,094

Less: Corporate expenses	(11,854)	(10,881)

Non-cash compensation	(6,162)	(6,302)

Depreciation and amortization	(74,352)	(76,030)

Plus: Gain on disposition of assets	675	7,504

Operating income	$70,435	$59,385

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006
Capital expenditure detail by category
Billboards — traditional	$17,581	$22,682	$54,674	$57,151
Billboards — digital	35,382	25,185	76,171	62,236
Logo	2,772	2,025	7,571	5,978
Transit	517	154	1,103	507
Land and buildings	3,614	6,728	22,424	18,287
Operating equipment	3,574	2,607	11,502	19,283
Storm reconstruction	—	456	—	10,148

Total capital expenditures	$63,440	$59,837	$173,445	$173,590